Exhibit 99.1

news release

May 6, 2009

Employers Holdings, Inc. Reports First Quarter Earnings and Declares Second Quarter Dividend

Key Highlights

●	Diversified direct written premium

o	California 40%, Florida 10%, Wisconsin 9%, Nevada 6%

●	Continued favorable prior accident year development of $13.5 million

●	Portfolio fair market value increased 2% from December 31, 2008 to $2.1 billion at March 31, 2009

●	Generated book value per share growth of 5% from $17.43 at December 31, 2008 to $18.26 at March 31, 2009

Reno, NV—May 6, 2009—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported first quarter 2009 net income of $20.9 million or $0.43 per share compared with $25.5 million or $0.51 per share in the first quarter of 2008, a decrease of $4.6 million or $0.08 per share. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $16.5 million or $0.34 per share in the first quarter of 2009 compared with $20.7 million or $0.42 per share in the first quarter of 2008.

Douglas D. Dirks, President and Chief Executive Officer commented:  “In the first quarter, EHI continued to perform well under difficult economic and investment conditions. We successfully diversified earnings with California representing only 40% of our total direct written premium at the end of the quarter. Our investment strategy has been highly successful despite unprecedented volatility in worldwide financial markets. The strength of our balance sheet and confidence in our business model is reflected in our repurchase of 1.6 million shares of common stock through March 31, 2009. We grew book value per share nearly 5% since year-end 2008 with 35% of the three month growth in book value directly related to share repurchases.”

As of March 31, 2009, the Company had a combined ratio of 99.8% (103.6% before the LPT), an increase from the first quarter 2008 combined ratio of 83.0% (89.3% before the LPT). The acquired operations comprised 11.7 percentage points of the increase.

Dirks further remarked: “Our expense ratio at 46.7% remains high due to declines in premium largely from rate decreases, economic contraction, competition and our underwriting discipline. Restructuring and integration costs in the quarter added 3.4 percentage points to the expense ratio. Recently, we increased pure premium rates in

California in line with our expected loss costs and LAE. We are making excellent progress on the integration of our acquired operations. We are implementing expense controls and reducing staff, as previously announced, although the impacts of these actions won’t be fully realized until year-end.”

Looking ahead to the rest of 2009, Dirks concluded: “Given current economic conditions, we expect the decline in premium to continue as in the first quarter, partially mitigated by premium growth in a number of our markets; in particular, those which did not previously have access to our A- rated paper. We are moving to restructure our cost base more in line with our revenues and continue to implement technology for straight-through processing that will enhance our performance. As the economy improves, we believe that we will be well positioned to meet the needs of the marketplace and to benefit from our restructured cost base. Historically, small businesses lead recoveries.”

First quarter net premiums earned increased $35.7 million or 47.0% to $111.6 million in 2009 from $75.9 million in first quarter 2008. First quarter net premiums earned for acquired operations were $44.6 million. Excluding acquired operations, net premiums earned declined $8.9 million or 11.7% quarter over quarter with declines in direct written premium of $6.2 million and $6.6 million in California and Nevada, respectively.

First quarter net investment income increased $4.4 million or 23.3% due to an increase in invested assets as a result of the acquisition. Realized losses on investments for the first quarter of 2009 were $2.1 million compared with $1.5 million in the first quarter of 2008 primarily due to $1.8 million in other-than-temporary impairments on certain equity securities.

First quarter losses and LAE increased 93.3% to $59.2 million in 2009 compared with $30.6 million in 2008. Excluding acquired operations, losses and LAE decreased 9.8% to $27.6 million. Losses and LAE before the LPT was $63.5 million in the first quarter of 2009 and $35.4 million in the first quarter of 2008. Favorable prior accident year development in the first quarter of 2009 was $13.5 million compared with $11.4 million in the first quarter of 2008. Current accident year loss estimates were 67.9% and 61.6% in the first quarters of 2009 and 2008, respectively.

In the first quarter of 2009, commission expense of $13.7 million increased from $10.6 million in the first quarter of 2008. First quarter 2009 commission expenses excluding acquired operations were $9.1 million.

First quarter 2009 underwriting and other operating expenses increased to $36.5 million from $21.7 million in 2008. Excluding acquired operations, a restructuring charge of $3.0 million and integration costs of $0.8 million, underwriting and other operating expenses declined $1.2 million or 5.4%.

The income tax benefit of $1.2 million for the first quarter of 2009 was primarily due to a decrease in pre-tax income, a higher proportion of tax exempt investment income and tax benefits associated with reserve reductions related to periods prior to the Company’s privatization.

Total invested assets were $2.1 billion at the end of the first quarter 2009 with a 2.0% increase in the fair market value of the portfolio in the first three months of this year. There was a net unrealized gain of $18.0 million in the portfolio during the first quarter of 2009. For your information, we are including, in the “Investors” section of our web site at www.employers.com, a list of portfolio securities by CUSIP.

As of March 31, 2009, total stockholders’ equity increased 3.4% to $459.9 million from $444.7 million at December 31, 2008. Equity including the deferred reinsurance gain related to the LPT increased 1.3% to $862.2 million from $851.3 million in December 31, 2008.

In the first quarter, pursuant to the 2008 Stock Repurchase Program, the Company repurchased 1.6 million shares of common stock through March 31, 2009 at an average cost of $9.56 per share. As of March 31, 2009, pursuant to both of our stock repurchase programs, the Company repurchased a total of 6.3 million shares of common stock at an average price of $16.56 per share. Book value per share increased 4.8% to $18.26 at March 31, 2009 from $17.43 at December 31, 2008.

The Board of Directors declared a second quarter cash dividend of six cents per share. The dividend is payable on June 3, 2009, to stockholders of record as of May 20, 2009.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Thursday, May 7, 2009 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 77042913. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the quarterly period ended March 31, 2009, with the Securities and Exchange Commission (“SEC”) on Thursday, May 7, 2009. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's web site, www.employers.com, and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.  Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio.  The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.  The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.  Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and continued volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, the integration of acquired operations (including the failure to realize anticipated benefits of such acquisitions and potential disruption from the acquisitions making it more difficult to maintain relationships with customers, employees, agents or producers), as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2566, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2009 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers

Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 30 states. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Employers Preferred Insurance Company and Employers Assurance Company are also known as AmCOMP Preferred Insurance Company and AmCOMP Assurance Company in some jurisdictions. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)
	Three Months Ended March 31,
	2009	2008
Revenues	(unaudited)

Gross written premiums	$128,089	$81,674
Net written premiums	$124,672	$79,104
Net premiums earned	$111,600	$75,896
Net investment income	23,306	18,903
Realized losses on investments, net	(2,112)	(1,488)
Other income	146	438
Total revenues	132,940	93,749

Expenses
Losses and loss adjustment expenses	59,162	30,614
Commission expense	13,658	10,623
Dividends to policyholders	2,018	15
Underwriting and other operating expense	36,484	21,711
Interest expense	1,959	---
Total expenses	113,281	62,963

Net income before income taxes	19,659	30,786
Income tax (benefit) expense	(1,196)	5,292
Net income	$20,855	$25,494

Reconciliation of net income to net income before the impacts of the LPT Agreement
Net income	$20,855	$25,494
Less: Impact of LPT Agreement: Amortization of deferred reinsurance gain – LPT Agreement	4,348	4,792
Net Income before the impacts of LPT Agreement	$16,507	$20,702

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

Earnings per common share
	Three Months Ended March 31,
	2009	2008
	(unaudited)

Net Income	$20,855	$25,494

Earnings per common share
Basic	$0.43	$0.51
Diluted	$0.43	$0.51

Weighted average shares outstanding
Basic	48,576,655	49,611,213
Diluted	48,612,853	49,646,553

Reconciliation of EPS to EPS before the impacts of the LPT Agreement
Earnings per common share
Basic	$0.43	$0.51
Diluted	$0.43	$0.51

Earnings per common share attributable to the LPT Agreement
Basic	$0.09	$0.09
Diluted	$0.09	$0.09

Earnings per common share before the LPT Agreement
Basic	$0.34	$0.42
Diluted	$0.34	$0.42

Reconciliation of basic EPS before the impact of the LPT to change in book value per share
Basic EPS before the impact of the LPT	$0.34
Treasury stock repurchase	0.29
Change in other comprehensive income	0.25
Dividend to shareholders	(0.06)
Other	0.01
Change in book value per share	$0.83

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2009	2008
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,936,482 at March 31, 2009 and $1,870,227 at December 31, 2008)	$1,997,409	$1,909,391
Equity securities at fair value (cost of $41,232 at March 31, 2009 and $43,014 at December 31, 2008)	52,825	58,526
Short-term investments at fair value (amortized cost $32,752 at March 31, 2009 and $74,952 at December 31, 2008)	32,985	75,024
Total investments	2,083,219	2,042,941

Cash and cash equivalents	190,431	202,893
Accrued investment income	22,667	24,201
Premiums receivable, less bad debt allowance of $8,606 at March 31, 2009 and $7,911 at December 31, 2008	105,097	91,273
Reinsurance recoverable for:
Paid losses	11,504	12,723
Unpaid losses, less allowance of $1,335 at each period	1,065,343	1,075,015
Funds held by or deposited with reinsureds	87,087	88,163
Deferred policy acquisition costs	33,861	32,365
Federal income taxes recoverable	9,672	11,042
Deferred income taxes, net	70,070	80,968
Property and equipment, net	13,211	14,098
Intangible assets, net	17,358	18,218
Goodwill	36,192	36,192
Other assets	19,066	26,621
Total assets	$3,764,778	$3,756,713

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,494,554	$2,506,478
Unearned premiums	151,930	139,310
Policyholders’ dividends accrued	8,725	8,737
Total claims and policy liabilities	2,655,209	2,654,525

Commissions and premium taxes payable	14,030	12,691
Accounts payable and accrued expenses	20,624	24,192
Deferred reinsurance gain – LPT Agreement	402,233	406,581
Notes Payable	182,000	182,000
Other liabilities	30,740	31,996
Total liabilities	$3,304,836	$3,311,985

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Continued)

	As of March 31,	As of December 31,
	2009	2008
	(unaudited)
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,528,207 and 53,528,207 shares issued and 47,205,945 and 48,830,140 shares outstanding at March 31, 2009 and December 31, 2008, respectively	535	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	---	---
Additional paid-in capital	306,854	306,032
Retained earnings	212,454	194,509
Accumulated other comprehensive income, net	44,781	32,804
Treasury stock, at cost (6,322,262 shares at March 31, 2009 and 4,698,067
shares at December 31, 2008)	(104,682)	(89,152)
Total stockholders’ equity	459,942	444,728
Total liabilities and stockholders’ equity	$3,764,778	$3,756,713

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$459,942	$444,728
Deferred reinsurance gain – LPT Agreement	402,233	406,581
Total equity including deferred reinsurance gain – LPT Agreement (A)	$862,175	$851,309

Shares outstanding (B)	47,205,945	48,830,140

Book value per share (A * 1000 / B)	$18.26	$17.43

Increase in book value per share for the three months ended March 31, 2009	$0.83

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three months ended March 31,
	2009	2008
	(unaudited)
Operating activities
Net income	$20,855	$25,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,006	1,618
Stock-based compensation	821	632
Amortization of premium on investments, net	1,218	1,687
Allowance for doubtful accounts – premiums receivable	695	197
Deferred income tax expense	4,355	4,531
Realized losses on investments, net	2,112	1,488
Realized losses on retirement of assets	26	---
Change in operating assets and liabilities:
Accrued investment income	1,534	722
Premiums receivable	(14,519)	4,921
Reinsurance recoverable on paid and unpaid losses	10,891	8,724
Funds held by or deposited with reinsureds	1,076	1,911
Unpaid losses and loss adjustment expenses	(11,924)	(14,470)
Unearned premiums	12,620	1,073
Federal income taxes	1,370	(3,017)
Accounts payable, accrued expenses and other liabilities	(6,384)	(2,900)
Deferred reinsurance gain–LPT Agreement	(4,348)	(4,792)
Other	7,372	(1,734)
Net cash provided by operating activities	30,776	26,085

Investing activities
Purchase of fixed maturities	(110,512)	(5,414)
Purchase of equity securities	(150)	(764)
Proceeds from sale of fixed maturities	21,890	11,687
Proceeds from sale of equity securities	3,276	764
Proceeds from maturities and redemptions of investments	59,883	2,500
Cash paid of acquisition, net of cash and cash equivalents acquired	(100)	(758)
Capital expenditures and other, net	(1,261)	(1,925)
Net cash (used in) provided by investing activities	(26,974)	6,090

Financing activities
Acquisition of treasury stock	(13,355)	(796)
Dividend paid to stockholders	(2,909)	(2,977)
Net cash used in financing activities	(16,264)	(3,773)

Net (decrease) increase in cash and cash equivalents	(12,462)	28,402
Cash and cash equivalents at the beginning of the period	202,893	149,703
Cash and cash equivalents at the end of the period	$190,431	$178,105

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three months ended March 31,
	2009	2008
	(unaudited)

Net Premiums Earned	$111,600	$75,896

Losses and Loss Adjustment Expenses (LAE)	$59,162	$30,614
Losses & LAE Ratio	53.0%	40.3%

Amortization of deferred reinsurance gain – LPT	$4,348	$4,792
Impacts of LPT	3.9%	6.3%
Losses & LAE before impact of LPT	$63,510	$35,406
Losses & LAE Ratio before impact of LPT	56.9%	46.7%

Commission Expense	$13,658	$10,623
Commission Expense Ratio	12.2%	14.0%

Dividends to Policyholders	2,018	15
Dividend Expense Ratio	1.8%	0.0%

Underwriting & Other Operating Expense	$36,484	$21,711
Underwriting & Other Operating Expense Ratio	32.7%	28.6%

Total Expense	$111,322	$62,963
Combined Ratio	99.8%	83.0%

Total Expense before impact of the LPT	$115,670	$67,755
Combined Ratio before the impact of the LPT	103.6%	89.3%